                                                                  Exhibit 12(a)
                         TEXAS-NEW MEXICO POWER COMPANY
        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES - CONSOLIDATED
                             (THOUSANDS OF DOLLARS)



                                                            12 MONTHS                      YEAR ENDED DECEMBER 31,
                                                              ENDED           -------------------------------------------------
                                                       SEPTEMBER 30, 1998     1997       1996       1995       1994        1993
                                                       ------------------     ----       ----       ----       ----        ----
EARNINGS AS DEFINED (1)
    Net Income                                              $ 38,094        $ 43,918   $ 26,862   $ 41,809   $(16,634)   $ 11,523
    Income Taxes                                              19,085          21,805      9,611     22,189    (11,932)      4,916
    Fixed Charges                                             54,268          57,057     69,513     74,115     75,412      68,109
                                                            --------        --------   --------   --------   --------    --------
        Earnings as defined                                  111,268         122,780    105,986    138,113     46,846      84,548
                                                            --------        --------   --------   --------   --------    --------

FIXED CHARGES AS DEFINED (2)
    Interest                                                  49,442          52,557     64,654     70,544     71,568      63,833
    Amortization of debt discount, premium, & expense          4,504           4,355      4,709      3,416      3,680       4,108
    Estimated portion of interest implicit in rentals (3)        143             145        150        155        164         168
                                                            --------        --------   --------   --------   --------    --------
        Fixed charges as defined                              54,089          57,057     69,513     74,115     75,412      68,109
                                                            --------        --------   --------   --------   --------    --------


RATIO OF EARNINGS TO FIXED CHARGES                              2.06            2.15       1.52       1.86          *        1.24


*       Earnings were insufficient to fund fixed charges by $28.6 million.
(1)     Earnings are defined as net income plus income taxes plus fixed charges.
(2) Fixed charges consist of total interest; amortization of debt discount, premium, and expense; and the estimated portion of interest implicit in rentals.
(3) This amount is estimated to be a reasonable approximation of the interest portion of rentals.